PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "**Agreement**") is made and entered into as of May 16th, 2023 between CREXENDO BUSINESS SOLUTIONS, INC., an Arizona corporation ("**Seller**"), and NECTAR EQUITIES, LLC, a Colorado limited liability company ("**Buyer**"), with reference to the following:

A. Seller is the owner of the improved real property (the "**Real Property**") described on Exhibit A attached hereto together with certain personal property located upon or used in connection with such improved real property and certain other assets relating thereto, all as more particularly described in Section 2 hereof (collectively, the "**Property**").

B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. BASIC TERMS AND DEFINITIONS; REFERENCES

1.1 Basic Terms and Definitions.

(a) **Effective Date**. The effective date of this Agreement shall be the date set forth above ("**Effective Date**").

(b) **Closing Date**. The last day that Close of Escrow (as defined in Section 8.1 hereof) may occur shall be the 30th day after the expiration or waiver of the Due Diligence Period (the "**Closing Date**"); provided, however, Buyer shall have the option to extend the Closing Date for up to thirty (30) additional days upon written notice to Seller and deposit of the Additional Deposit with the Escrow Holder prior to the Closing Date (the "**Outside Closing Date**").

(c) **Title Review Period**. The "Title Review Period" shall end on the thirtieth (30th) day following the Effective Date at 5:00 pm (Arizona time).

(d) **Due Diligence Period**. The "Due Diligence Period" shall end on the forty-fifth (45th) day following the Effective Date at 5:00 p.m. (Arizona time).

(e) **Escrow Holder**. The escrow holder shall be Chicago Title Agency ("**Escrow Holder**"), whose address is 8800 E. Raintree Drive, Suite 230, Scottsdale, AZ 85260; Escrow Officer: DeWayne Huffman; Telephone: (480) 675-4988; Direct: (480) 675-4980; E-Mail: dewayne.huffman@ctt.com

(f) **Title Company**. The title company shall be Chicago Title Insurance Company ("**Title Company**").

1.2 **<u>Deposit</u>**. Buyer shall, within two business days following the Effective Date, deposit with Escrow Holder in cash or current funds an amount equal to Fifty Thousand Dollars ($50,000.00) (the "**Initial Deposit**"). If Buyer elects to extend the Closing Date as provided in <u>Section 1.1(b)</u>, Buyer shall deposit with Escrow Holder in cash or current funds an additional amount equal to Fifty Thousand Dollars ($50,000.00) (the "**Additional Deposit**"). The Initial Deposit and, if applicable, the Additional Deposit when deposited with Escrow Holder shall collectively be referred to herein as the "**Deposit**". At Closing, Seller shall receive the Deposit and Buyer shall receive a credit against the Purchase Price in the amount of the Deposit.

2. <u>PURCHASE AND SALE</u>

Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, for the Purchase Price (defined in <u>Section 3</u> hereof), all of Seller's right, title and interest in and to the following (collectively, the "**Property**"):

2.1 The Real Property, together with the buildings located thereon, and all associated parking areas, and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the ("**Improvements**"); all references hereinafter made to the Real Property shall be deemed to include all entitlement approvals, plans, rights, privileges, easements and appurtenances benefiting the Real Property and/or the Improvements situated thereon, including, without limitation, all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property;

2.2 All personal property, equipment, supplies and fixtures owned by Seller and currently used exclusively by Seller in the operation, repair and maintenance of the Improvements (collectively, the "**Personal Property**") excluding all items listed on Exhibit B ("**Excluded Property**");

2.3 All of Seller's interest, to the extent assignable, in any applicable warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property and/or the Personal Property that the Seller currently has in effect or in its possession or control;

2.4 All of Seller's interest in the contracts listed on <u>Exhibit C</u> attached hereto but only to the extent that Buyer elects to assume same in writing prior to the end of the Due Diligence Period (the "**Contracts**").

3. <u>PURCHASE PRICE AND DEPOSIT</u>

3.1 **<u>Purchase Price</u>**. The purchase price for the Property shall be FOUR MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($4,050,000.00) (the "**Purchase Price**").

3.2 **<u>Payment of Purchase Price</u>**. The Purchase Price shall be payable as follows:

3.2.1 Immediately upon Escrow Holder's receipt of the Initial Deposit (the "**Opening of Escrow**"), Escrow Holder shall invest the same in a federally insured interest-

bearing account acceptable to Seller and Buyer, with all interest accruing thereon credited to the Purchase Price. For purposes of this Agreement, any interest accruing on the Deposit from time to time shall be deemed part of the Deposit.

3.2.2 Provided all the conditions in Section 7.1 hereof have been satisfied or waived by Buyer, Buyer shall deposit in cash or current funds with Escrow Holder no later than 1:00 p.m. (Arizona time) one (1) business day prior to the Closing Date (as defined in Section 1.1(b) hereof) an amount equal to the Purchase Price less the Deposit and all interest accrued thereon plus or minus applicable prorations pursuant to Section 10 hereof.

4. PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; CONFIDENTIALITY; NEW LEASE.

4.1 Property Information. To the extent in Seller's possession or control or in the possession or control of Seller's property manager, Seller shall make available to Buyer within two (2) business days after the Effective Date, the following, all of which shall be made available for review and copying (at Buyer's cost and expense) on a virtual data room website or at Seller's local property manager's office (collectively, the "**Property Information**"):

(a) the most current operating statements for the Real Property, if available (collectively, the "**Operating Statements**");

(b) copies of the Contracts;

(c) existing title policies and/or land title surveys, if any, for the Real Property (collectively, the "**Existing Title Documents**");

(d) all documents relating to any owners' association or covenants with lien rights affecting the Property, including without limitation, budgets, meeting minutes, rules and regulations and design review requirements;

(e) any environmental, soils and/or engineering reports prepared for Seller or Seller's predecessors; and

(f) the last six (6) months utility invoices for the Property.

4.2 Title and Survey Review; Title Policy.

4.2.1 **Delivery of Title Report**. Within five (5) business days following the Effective Date, Title Company shall deliver to Buyer a preliminary title report or title commitment covering the Real Property (the "**Title Report**"), together with copies of all documents (collectively, the "**Title Documents**") referenced in the Title Report. Buyer, at its option and expense, may (a) obtain a new survey for the Real Property or (b) cause one or more of any existing surveys to be updated or recertified. Buyer understands and acknowledges that if Buyer elects to obtain a new survey or an updated or recertified survey for the Real Property the completion and/or delivery of the surveys or updated or recertified surveys shall not be a condition precedent to the Close of Escrow. Notwithstanding the foregoing, Buyer further acknowledges that Seller makes

no representations or warranties, and Seller shall have no responsibility, with respect to the completeness of the Title Documents made available to Buyer by the Title Company.

4.2.2 **Title Review and Cure**. Commencing from the date of this Agreement and continuing through and including the Title Review Period, Buyer shall have the right to approve or disapprove the condition of title to the Real Property. On or before the expiration of the Title Review Period, Buyer shall deliver to Seller and Escrow Holder written notice ("**Buyer's Title Notice**") of Buyer's approval or disapproval of the matters reflected in the Title Report and any Existing Survey. The failure of Buyer to deliver to Seller Buyer's Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer's approval of the condition of title to the Real Property. If Buyer disapproves any matter of title shown in the Title Report or Existing Survey for the Real Property, then Seller may, but shall have no obligation to, within five (5) days after its receipt of the Buyer's Title Notice for the Real Property ("**Seller's Election Period**"), elect to eliminate or ameliorate to Buyer's reasonable satisfaction the disapproved title matters by giving Buyer written notice ("**Seller's Title Notice**") of those disapproved title matters, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date. If Seller does not elect to, or is unable to, eliminate or ameliorate any disapproved title matters, Buyer reasonably disapproves Seller's Title Notice, or Seller fails to timely deliver Seller's Title Notice, then Buyer shall have the right, upon delivery to Seller and Escrow Holder (on or before five (5) days following the expiration of Seller's Election Period) of a written notice, to either: (a) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (b) terminate this Agreement and the Deposit shall be immediately returned to Buyer. Failure to take either one of the actions described in (a) and (b) above shall be deemed to be Buyer's election to take the action described in clause (b) above. If Buyer elects (or is deemed) to terminate this Agreement as provided in clause (b) above, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement (except pursuant to any provisions which by their terms survive a termination of this Agreement). Buyer shall have been deemed to have approved any title exception that Seller is not obligated to remove and to which either Buyer did not object as provided above, or to which Buyer did object, but with respect to which Buyer did not terminate this Agreement.

4.2.3 **Delivery of Title Policy at Closing**. As a condition precedent to the Close of Escrow, the Title Company shall have issued and delivered to Buyer, or shall have committed to issue and deliver to Buyer, with respect to the Real Property, an extended coverage Owner's Policy of Title Insurance (2006 Form) (the "**Title Policy**") issued by the Title Company as of the date and time of the recording of the Deed (as such term is defined in Section 6.1 hereof) for the Real Property, in the amount of the Purchase Price insuring Buyer as owner of good, marketable and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions (as hereinafter defined). For purposes of this Agreement, "**Permitted Exceptions**" shall mean and include (a) any lien to secure payment of real estate taxes, including special assessments, not delinquent, for the year of Closing and subsequent years, (b) all matters which could be revealed or disclosed by a physical inspection or a survey of the Real Property and matters affecting the Real Property which are created by or with the written consent of Buyer or which do not materially and deleteriously affect Buyer's contemplated use of the Real Property, (c) all exceptions disclosed by the Title Report relating to the Real Property and which are approved or deemed approved by Buyer in accordance with Section 4.2.2 hereof, (d) any exception for liens (and/or potential liens) for services, labor or materials heretofore or hereafter furnished to the Property for which Buyer

is entitled to a credit at Closing pursuant to this Agreement, for which Buyer is expressly responsible for payment under the terms of this Agreement, and (e) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property. Seller shall remove all liens and monetary encumbrances placed against the Real Property arising by or through Seller that are not Permitted Exceptions whether or not raised in Buyer's Title Notice prior to the Closing Date.

4.3 Inspections; Due Diligence Period.

4.3.1 **Inspections in General**. Commencing from the Effective Date and continuing through and including the expiration of the Due Diligence Period (unless this Agreement is earlier terminated), Buyer, its agents, and employees shall have a limited license (the "**License**") to enter upon the Real Property for the purpose of inspecting and performing tests thereon at Buyer's sole risk, cost and expense. Before any such entry, Buyer shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. In addition, Buyer, its agents, contractors, or subcontractors shall maintain, and shall have provided evidence reasonably satisfactory to Seller of Workers Compensation Insurance (including a Waiver of Subrogation endorsement in favor of Seller) with coverage amounts required by the applicable statutes of either the state where (a) such entry occurs, or (b) employees of the Buyer, its agents, contractors, or subcontractors, as applicable are domiciled. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least forty-eight (48) hours prior notice to Seller or Seller's agent, and Seller or Seller's agent shall have the right to accompany Buyer during any activities performed by Buyer on the Real Property. If any inspection or test disturbs the Real Property, Buyer will restore the Real Property to the same condition as existed before the inspection or test. Buyer shall defend, indemnify Seller and hold Seller, Seller's officers, tenants, agents, contractors and employees and the Real Property harmless from and against any and all losses, costs, damages, claims, or liabilities arising from Buyer or Buyer's agents' exercise of the rights under this Section 4.3, including but not limited to, mechanics' and materialmens' liens, any claims and liabilities relating to the handling of hazardous materials by Buyer, its agents, contractors, employees or invitees; provided, however, Buyer shall not be liable or responsible for the mere discovery of matters that may result in liability for Seller. The provisions of this Section 4.3.1 shall survive the Close of Escrow or the earlier termination of this Agreement.

4.4 Contracts. Buyer shall assume the obligations arising from and after the Closing Date under the Contracts it elects to assume in writing prior to the expiration of the Due Diligence Period; provided, however, notwithstanding anything stated to the contrary herein, Buyer shall not be obligated to assume any of Seller's obligations under, and Seller shall terminate at Close of Escrow, any management or leasing agreement listed in Exhibit C attached hereto and made a part hereof. Seller shall terminate all Contracts not assumed by Buyer at or prior to Closing.

4.5 Confidentiality. Prior to the Close of Escrow or if the Close of Escrow never occurs, the Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Real Property by, Buyer, its affiliates, lenders, employees, attorneys, accountants, financial advisors,

consultants, and other professionals or agents relating to the Real Property, will be treated by Buyer, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone (except as reasonably required in connection with Buyer's evaluation of the Real Property) except to Buyer's consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Buyer if the Close of Escrow does not occur. The terms of this Agreement will not be disclosed to anyone prior to or after the Close of Escrow except to Buyer's and Seller's consultants who agree to maintain the confidentiality of such information and Seller and Buyer agree not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the prior written consent of the other party (in their sole and absolute discretion). The confidentiality provisions of this Section 4.5 shall not apply to any disclosures made by Buyer or Seller as required by law, by court order, or in connection with any subpoena served upon Buyer or Seller; provided Buyer and Seller shall provide each other with written notice before making any such disclosure.

4.6 New Lease. At Closing, Buyer and Seller shall execute the Lease attached hereto and incorporated herein by reference as Exhibit D (the "**Lease**").

5. OPERATIONS AND RISK OF LOSS

5.1 Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the date of this Agreement. Notwithstanding the foregoing, Seller may not continue to market the Property for sale or lease until Buyer waives (or otherwise undertake any effort is deemed to waive) its right to terminate the Contract until the expiration of the Due Diligence Period (as may be extended). Nothing herein shall allow or permit Seller to market the Property to any third party while this Contract remains in effect.

5.2 New Contracts. After Buyer deposits the Deposit, Seller will not enter into any contract that will be an obligation affecting the Real Property subsequent to the Close of Escrow (except contracts entered into in the ordinary course of business that are terminable without cause on not more than 30-days' notice), without the prior consent of the Buyer.

5.3 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened in writing against the Real Property before the Close of Escrow, and risk of loss to the Real Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller. If before the Close of Escrow the Real Property or any portion thereof shall be materially damaged, or if the Real Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may elect not to acquire the Real Property by delivering written notice of such election to Seller within five (5) days after Buyer learns of the damage or taking, in which event Buyer shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, the Real Property and the Deposit shall be returned to Buyer. If the Closing Date is within the aforesaid 5-day period, then the Close of Escrow shall be extended to the next business day following the end of said 5-day period. If no

such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect, the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Close of Escrow, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may thereafter be made for such damage or destruction giving Buyer a credit at the Close of Escrow for any deductible under such policies. For purposes of this Section 5.3, the phrase(s) (i) "**material damage**" or "**materially damaged**" means damage reasonably exceeding ten percent of the Purchase Price of the Real Property, and (ii) "**material portion**" means any portion of the Real Property that has a "fair market value" exceeding ten percent (10%) of the Purchase Price of the Real Property.

6. SELLER'S AND BUYER'S DELIVERIES

6.1 Seller's Deliveries into Escrow. No less than one (1) business day prior to the Closing Date, Seller shall deliver into Escrow (as such term is defined in Section 9 hereof) to the Escrow Holder the following:

(a) **Deed**. A deed (the "**Deed**") in the form attached hereto as Exhibit E, executed and acknowledged by Seller conveying to Buyer Seller's title to the Real Property.

(b) **Assignment of Contracts and Bill of Sale**. An Assignment of Contracts and Bill of Sale ("**Assignment of Contracts and Bill of Sale**") in the form of Exhibit F attached hereto, executed by Seller.

(c) **State Law Disclosures**. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.

(d) **FIRPTA**. A Foreign Investment in Real Property Tax Act affidavit executed by Seller substantially in the form of Exhibit G attached hereto.

(e) **Affidavit of Property Value**. An affidavit of property value (the "**Affidavit of Property Value**"), executed by Seller.

(f) **Lease**. The Lease agreement executed by Seller in substantially the form of Exhibit D attached hereto.

(g) **Additional Documents**. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.2 Buyer's Deliveries into Escrow. No less than one (1) business day prior to the Closing Date, Buyer shall deliver into Escrow to the Escrow Holder the following:

(a) **Purchase Price**. The Purchase Price, less the Deposit, plus or minus applicable prorations, deposited by Buyer with the Escrow Holder in immediate, same day federal funds wired for credit into the Escrow Holder's escrow account and deposited in Escrow

Holder's escrow account no later than 1:00 p.m. (Arizona time) one (1) business day prior to the Closing Date.

(b) **Assignment of Contracts and Bill of Sale**. An Assignment of Contracts and Bill of Sale executed by Buyer.

(c) **State Law Disclosures**. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.

(d) **Affidavit of Property Value**. An Affidavit of Property Value, executed by Buyer.

(e) **Lease.** The Lease agreement executed by Buyer in substantially the form of Exhibit D attached hereto.

(f) **Additional Documents**. Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.3 Closing Statements/Escrow Fees; Tenant Notices. Concurrently with the Close of Escrow, Seller and Buyer shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by the Escrow Holder.

6.4 Post-Closing Deliveries. Immediately after the Close of Escrow, to the extent in Seller's possession, Seller shall deliver to Buyer: copies or originals of all Contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Real Property; and, if in Seller's possession, any "as-built" plans and specifications of the Improvements.

7. CONDITIONS TO BUYER'S AND SELLER'S OBLIGATIONS

7.1 Conditions to Buyer's Obligations. The Close of Escrow and Buyer's obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer's benefit (or Buyer's waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:

(a) All of Seller's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, subject to any qualifications hereafter made to any of Seller's representations as provided for in Section 11.1 hereof;

(b) As of the Closing Date, Seller shall have performed its respective obligations hereunder and all deliveries to be made at Close of Escrow by Seller shall have been tendered;

(c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or

other proceedings, pending or threatened against Seller that would materially and adversely affect Seller's ability to perform its respective obligations under this Agreement;

(d) There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and

(e) There shall exist no pending or threatened action, suit or proceeding with respect to the Property before or by any court or administrative agency.

If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Buyer had knowledge as of the Close of Escrow.

7.2 Conditions to Seller's Obligations. The Close of Escrow and Seller's obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller's benefit (or Seller's waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:

(a) All of Buyer's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b) As of the Closing Date, Buyer has performed its obligations hereunder and all deliveries to be made at Close of Escrow by Buyer shall have been tendered including, without limitation, the Deposit with Escrow Holder of the amounts set forth in Section 6.2(a) hereof;

(c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Buyer that would materially and adversely affect Buyer's ability to perform its obligations under this Agreement; and

(d) There shall exist no pending or threatened action, suit or proceeding with respect to Buyer before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

8. CLOSE OF ESCROW; POSSESSION

8.1 Close of Escrow. "**Close of Escrow**" shall mean and refer to Seller's receipt of the Purchase Price and the other amounts due Seller in accordance with the provisions of Section 9.1(b) below and delivery of all closing documents referenced in Section 6 into escrow with the Escrow Agent. The Escrow and Buyer's right to purchase the Real Property will terminate automatically if the Close of Escrow does not occur on or before 1:00 p.m. (Arizona time) on the Closing Date.

8.2 Possession. Sole exclusive possession of the Real Property, subject only to the Permitted Exceptions, shall be delivered to Buyer on the Closing Date.

9. ESCROW

9.1 Closing. The escrow (the "**Escrow**") for the consummation of this transaction shall be established with Escrow Holder at the address indicated in Section 15.1 hereof by the deposit of an original signed copy of this Agreement with Escrow Holder contemporaneously with the execution hereof. This Agreement shall constitute both an agreement among Buyer and Seller and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional escrow instructions (the "**Additional Instructions**"). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

On the Closing Date, provided that the conditions set forth in Sections 7.1 and 7.2 hereof have been satisfied or waived, Escrow Holder shall take the following actions in the order indicated below:

(a) With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Buyer;

(b) Deliver to Seller, in cash or current funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of Section 10 hereof, Buyer's signed counterparts of the Assignment of Contracts and Bill of Sale and conformed copies of the recorded Deed;

(c) Record the Deed (together with the Affidavit of Property Value) in the official records of the County in which the Real Property is located;

(d) Deliver to Buyer those items referred to in Section 6.1 hereof and a conformed copy of the recorded Deed;

(e) Cause the Title Company to issue the Title Policy for the Real Property in accordance with the provisions of Section 4.2.3 hereof; and

(f) Deliver to Seller and Buyer a final closing statement which has been certified by Escrow Holder to be true and correct.

9.2 Escrow and Title Charges.

(a) Upon the Close of Escrow, escrow, title charges and other closing costs shall be allocated between Seller and Buyer as follows:

(i) Seller shall pay the premium for a standard owner's issuance for the Title Policy and one-half (½) of any escrow fees or similar charges of Escrow Holder.

(ii) Buyer shall pay the cost of recording the Deed, the cost for extended coverage endorsement for the Title Policy, and one-half (½) of any escrow fees or similar charges of Escrow Holder. Buyer shall pay the cost of any endorsements to the Title Policy, if required by Buyer.

(iii) Buyer shall pay for costs incurred in connection with Buyer's updating or recertifying the Existing Survey or obtaining any surveys for the Real Property.

(iv) Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Buyer's and Seller's attorneys' fees, shall be borne and paid by the party incurring same.

(b) If the Close of Escrow does not occur by reason of Buyer's or Seller's default under this Agreement, then all escrow and title charges (including cancellation fees) shall be borne by the party in default.

9.3 Procedures Upon Failure of Condition. Following expiration of the Due Diligence Period, except as otherwise expressly provided herein, if any condition set forth in Sections 7.1 or 7.2 hereof is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of its respective obligations under this Agreement:

(a) This Agreement, the Escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate (other than the indemnity and insurance obligations of Buyer set forth in Sections 4.3.1 and 15.14 hereof and the confidentiality provisions of Section 4.5 hereof which shall survive such termination);

(b) Escrow Holder shall promptly return to Buyer all funds of Buyer other than the Deposit (if the failed condition is a requirement of Buyer; otherwise, if the failed condition is a requirement of Seller, then the Deposit shall be returned to Buyer), and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder;

(c) Any escrow cancellation and title charges shall be borne equally by Seller and Buyer.

10. PRORATIONS

The day the Close of Escrow occurs shall belong to Buyer and all prorations hereinafter provided to be made as of the Close of Escrow shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Close of Escrow shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Close of Escrow shall be credited to Seller or charged to Seller as applicable.

10.1 Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority ("**Taxes**") with respect to the Real Property for the year of Closing that are not yet due and payable shall be prorated as of the Close of Escrow based upon the most recent ascertainable assessed values and tax rates plus three percent (3%) prorated based upon the number of days each of Buyer and Seller will have owned the Real Property during such relevant tax year. Seller shall receive a credit for any Taxes paid by Seller and applicable to any period after the Close of Escrow. If, as of the Effective Date, Seller is protesting or has notified Buyer, in writing, that it has elected to protest any Taxes for the Real Property, then Buyer agrees that Seller shall have the right (but not the obligation), after the Closing Date, to continue such protest. In such case, any Taxes paid by Buyer after the Closing Date with respect to the Real Property shall be paid under protest and Buyer shall promptly notify Seller of any payments of Taxes made by Buyer with respect to the Real Property. Buyer further agrees to cooperate with Seller and execute any documents requested by Seller in connection with such protest. As to the Real Property, any tax savings received ("**Tax Refunds**") for the relevant tax year under any protest, whether filed by Seller or Buyer, shall be prorated between the parties based upon the number of days, if any, Seller and Buyer respectively owned the Real Property during such relevant tax year, net of any fees and expenses payable to any third party for processing such protest, including attorneys' fees. Seller and Buyer agree to promptly notify the other in writing of any receipt of a Tax Refund after receipt of receipt of such Tax Refund. To the extent either party obtains a Tax Refund, a portion of which is owed to the other party, the receiving party shall deliver the Tax Refund to the other party promptly following receipt. The obligations set forth herein shall survive the Close of Escrow.

10.2 Utilities and Utility Deposits. Utilities for the Real Property (excluding utilities for which payment is made directly by tenants), including water, sewer, electric, and gas, cable services to common areas, wifi services, etc., shall be based upon the last reading of meters prior to the Close of Escrow and shall be prorated. Seller shall be entitled to a credit for all security deposits held by any of the utility companies providing service to the Real Property. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Close of Escrow the bills therefor for the period to the day preceding the Close of Escrow, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller's portion and will pay the entire bill prior to delinquency after Close of Escrow. If Seller has paid utilities no more than thirty (30) days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Close of Escrow. Buyer shall be responsible for making any security deposits required by utility companies providing service to the Real Property. Seller shall be responsible for paying (and Buyer shall not be entitled to a credit for) any delinquent utility fees payable by tenants under the leases to any of the utility companies.

10.3 Owner Deposits. Seller shall receive a credit at the Close of Escrow for all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, "**Owner Deposits**") as and to the extent assigned to Buyer at Closing. To the extent any Owner Deposits are not assigned to Buyer, Buyer shall replace such Owner Deposits and obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposits. To the extent that any

funds are released as a result of the termination of any Owner Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

10.4 Final Adjustment After Closing. If final prorations cannot be made at the Close of Escrow for any item being prorated under this Section 10, then, provided Buyer and Seller both identify any such proration ("**Post Closing Proration**") in writing before the Close of Escrow, Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than one hundred fifty (150) days after the Close of Escrow, except that adjustments arising from any tax protest under Sections 10.1 hereof shall not be subject to such 150-day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than ninety (90) days after the determination.

11. SELLER'S REPRESENTATIONS AND WARRANTIES; AS-IS

11.1 Seller's Representations and Warranties. In consideration of Buyer's entering into this Agreement and as an inducement to Buyer to purchase the Real Property from Seller, Seller makes the following representations and warranties to Buyer:

(a) Seller is a corporation and in good standing under the laws of the State of Arizona. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.

(b) There is no agreement to which Seller is a party or to Seller's Actual Knowledge binding on Seller which would prevent Seller from consummating the transaction contemplated by this Agreement.

For purposes of this Section 11.1, the phrase "**To Seller's Actual Knowledge**" shall mean the actual (and not implied, imputed, or constructive) knowledge, without any obligation on their part or Seller's part to make an independent investigation of the matters being represented and warranted and without any personal liability on the part of such individual, of Doug Gaylor (whom the Seller represents is the Doug Gaylor and the person with the most knowledge about the Property).

The representations and warranties made by Seller in this Agreement shall survive the recordation of the Deed for a period of six (6) months following the Close of Escrow ("Survival Period"). If, after the Effective Date, but before the Close of Escrow, Seller becomes aware of any facts or changes in circumstances that would cause any of its representations and warranties in this Agreement to be untrue at Close of Escrow, Seller may notify Buyer in writing of such fact. In such case, or in the event Buyer obtains information which suggests any of Seller's representations and warranties to be materially untrue at Close of Escrow, Buyer, as its sole and

exclusive remedy, shall have the right to either (i) terminate this Agreement to the extent that the failure of any such representation or warranty to be true would have a material adverse impact on the Property, in which case the Deposit shall be immediately returned to Buyer, Seller shall reimburse Buyer's commercially reasonable documented out of pocket expenses incurred in relation to this Agreement in an amount not to exceed $50,000, and thereafter neither party shall have any rights or obligations under this Agreement (except for Sections 4.3.1, 15.3 and 15.5 which survive termination of this Agreement); or (ii) to accept a qualification to Seller's representations and warranties as of the Close of Escrow and complete the purchase and sale of the Property without any rights to recovery for breach of the unqualified representation and warranty. Other than as set forth in the immediately preceding sentence, if Buyer proceeds with the Close of Escrow, Buyer shall be deemed to have expressly waived any and all remedies for the breach of any representation or warranty discovered by Buyer prior to the Close of Escrow.

11.2 As-Is. As of the Close of Escrow, Buyer will have:

(a) examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws (collectively, the "**ADA**")) and by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same is satisfactory to Buyer;

(b) reviewed the Property Information and all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction, including, but not by way of limitation, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guarantees relating to the Real Property or the business conducted thereon, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;

(c) reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer; and

(d) at its own cost and expense, made its own independent investigation respecting the Property and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN SECTION 11.1 OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED OR

OTHER REPRESENTATIONS AND WARRANTIES IN ANY DOCUMENTS DELIVERED AT THE CLOSE OF ESCROW ("**SELLER'S WARRANTIES**"), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER'S WARRANTIES. EXCEPT FOR SELLER'S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER'S BEHALF CONCERNING THE PROPERTY. ADDITIONALLY, BUYER AND SELLER HEREBY AGREE THAT (A) EXCEPT FOR SELLER'S WARRANTIES, BUYER IS TAKING THE PROPERTY "AS IS" WITH ALL LATENT AND PATENT DEFECTS AND THAT EXCEPT FOR SELLER'S WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) EXCEPT FOR SELLER'S WARRANTIES, BUYER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (C) BUYER TAKES THE PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT FOR THE LIMITED WARRANTIES OF TITLE SET FORTH IN THE DEED AND SELLER'S WARRANTIES).

BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR BUYER'S INTENDED USE. THE PROVISIONS OF THIS SECTION 11.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT CLOSE OF ESCROW.

12. BUYER'S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE; ERISA; INDEMNIFICATION

In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Real Property to Buyer, Buyer makes the following covenants, representations and warranties:

12.1 Buyer's Representations and Warranties.

(a) **Authority**. Buyer is a limited liability company, organized and in good standing under the laws of the State of Colorado. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein. There is no agreement to which Buyer is a party or to Buyer's knowledge binding on Buyer which is in conflict with this Agreement.

(b) **Executive Order 13224**. To the best of Buyer's knowledge, neither Buyer nor any of its respective affiliates or constituents, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control ("**OFAC**") list of restrictions and prohibited persons ("**Prohibited Person**") (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism"; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.

12.2 Release. By proceeding with this transaction following the expiration of the Due Diligence Period, Buyer shall be deemed to have made its own independent investigation of the Property, the Property Information and the presence of Hazardous Materials on the Real Property as Buyer deems appropriate. Accordingly, subject to the representations and warranties of Seller expressly set forth in Section 11.1 hereof and the Seller's Warranties, Buyer, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, the "**Releasors**") hereby expressly waives and relinquishes any and all rights and remedies Releasors may now or hereafter have against Seller, its successors and assigns, partners, shareholders, officers and/or directors (the "**Seller Parties**"), whether known or unknown, which may arise from or be related to (a) the physical condition, quality, quantity and state of repair of the Real Property and the prior management and operation of the Real Property, (b) the Property Information or any other information relating to the Property provided to Buyer by Seller or Seller's agents, (c) the Real Property's compliance or lack of compliance with any federal, state or local laws or regulations, and (d) any past, present or future presence or existence of Hazardous Materials on, under or about the Real Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Releasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("**CERCLA**"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, and any

similar state, local or federal environmental law, rule or regulation, and (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Real Property under Section 107 of CERCLA (42 U.S.C.A. §9607). As used herein, the term "**Hazardous Material(s)**" includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (1) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, or any agency of the United States government, (2) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, or any local governmental body, (3) asbestos, (4) petroleum and petroleum based products, (5) formaldehyde, (6) polychlorinated biphenyls (PCBs), and (7) freon and other chlorofluorocarbons.

12.3 **ERISA**. Buyer is not purchasing any of the Property with "plan assets" of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974 (as amended from time to time, the "**Act**," and together with any regulation, rule or judicial or administrative case, order, or pronouncement arising under or connected with the Act, "**ERISA**") or of a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "**Code**"). Buyer shall take all actions reasonably requested by Seller for the purpose of ensuring, to Seller's satisfaction, that the transactions contemplated herein will comply with ERISA and not result in an imposition of an excise tax under Section 4975 of the Code; such actions shall include, without limitation, the making of such further representations and warranties as Seller's counsel reasonably deems necessary to ensure that neither this Agreement nor any of the transactions contemplated herein will violate ERISA or result in an imposition of an excise tax under Section 4975 of the Code. In the event that this Agreement, or any transaction or other action by Seller in connection herewith, shall be deemed to violate ERISA or result in an imposition of an excise tax under Section 4975 of the Code, Seller may immediately terminate this Agreement (without any liability to Seller) in accordance with, and subject to the terms and conditions of, Section 9.3 hereof as if such termination arose from a failed condition under Section 9.3 hereof.

12.4 **Indemnification**. Buyer, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, "**Indemnitors**") hereby agrees, at its sole cost and expense, to indemnify, protect, hold harmless and defend (with counsel of Seller's choice) the Seller Parties from any and all claims, liabilities, suits, demands, obligations, duties, acts, omissions, causes of action, damages, losses, and indemnification obligations of every type, kind, nature, description or character whatsoever, and irrespective of how, why, or by what reason or facts now existing or hereafter arising, or which could, might, or may be claimed to exist, whether known or unknown, suspected or unsuspected, which in any way arise out of, are connected with, pertain or relate to, either directly or indirectly, the Property, including, without limitation, the physical, environmental, title, leasing, and financial condition of the Property and Property operations. The provisions of this Section 12.4 shall survive the Close of Escrow and shall not be deemed merged into the Deed upon its recordation.

13. DEFAULT AND DAMAGES

13.1 DEFAULT BY BUYER. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT, FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD, THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A BUYER DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT, FOLLOWING EXPIRATION OF THE DUE DILIGENCE PERIOD, THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A BUYER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW, RECEIVE FROM ESCROW HOLDER (IF THE SAME HAS NOT ALREADY BEEN RELEASED TO SELLER) OR RETAIN (IF SELLER ALREADY HOLDS THE DEPOSIT) THE DEPOSIT AS LIQUIDATED DAMAGES AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER (UNLESS IT HAS ALREADY DONE SO) THE DEPOSIT TO SELLER. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR BUYER'S OBLIGATIONS FOR ATTORNEYS' FEES UNDER SECTION 15.4.

13.2 Default by Seller. If Seller defaults in its obligations to sell and convey the Property to Buyer pursuant to this Agreement, Buyer's sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Holder (or by Seller if the Deposit has been released to Seller) to Buyer of the Deposit along with all of Buyer's commercially reasonable documented out of pocket expenses incurred in relation to this Agreement, which shall not exceed $50,000.00; or (b) to bring a suit for damages. Buyer hereby expressly waives any right to pursue Seller for any claim for specific performance. Notwithstanding anything herein to the contrary, Seller shall not be liable for any consequential or speculative damages of any kind or nature, and neither the Seller nor its partners, shareholders, members, officers, or other principals have any personal liability under this Agreement except in the case of fraud or intentional misrepresentations.

14. BROKER'S COMMISSIONS

Except for Lee & Associates Arizona, Seller's broker (whose commission shall be paid by Seller pursuant to a separate agreement between Seller and Seller's broker), neither party hereto has had any contact or dealing regarding the Real Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder's fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. Buyer is representing itself in the transaction and has represented to Seller that no other commissions are fees are due to any third party.

15. MISCELLANEOUS PROVISIONS

15.1 Notices. All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by recognized overnight courier service, e-mail, or facsimile transmission. Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or facsimile transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Buyer, addressed to Buyer as follows:

with a copy thereof to:

And if the party so to be served be Seller, addressed to Seller as follows:

CREXENDO BUSINESS SOLUTIONS, INC
Attn: Jeffrey Korn
1615 S. 52nd Street
Tempe, AZ 85281

with a copy thereof to:

Warner Angle Hallam Jackson & Formanek, PLC
2555 East Camelback Road, Suite 800
Phoenix, AZ 85016
Attn: Dean Formanek
Email: dformanek@warnerangle.com

Service of any such notice or demand so made by personal delivery shall be complete on the date of actual delivery, and if sent by recognized overnight courier, on the next business day after delivery to such courier service. Any notice sent via email or facsimile transmission shall be

deemed complete on the date of actual delivery if sent prior to 3:00 p.m. on a business day, otherwise, on the following business day. Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed. Counsel for a party may give notice or demand on behalf of such party, and such notice or demand shall be treated as being sent by such party.

15.2 Assignment; Binding on Successors and Assigns. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole, absolute and subjective discretion. Any attempted assignment without the prior written consent of Seller shall be void and Buyer shall be deemed in default hereunder. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all subsequent owners of the Property. Notwithstanding anything to the contrary in this Section 15.2, Buyer may assign the Agreement to a qualified intermediary for purposes of a tax-deferred exchange.

15.3 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Buyer, following expiration of the Due Diligence Period, Seller and Buyer hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.

15.4 Attorneys' Fees. If any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs incurred by it, in addition to any other relief to which it may be entitled. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

15.5 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing, but Buyer and Seller fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that

this Agreement accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement.

15.6 Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of Arizona. In the event of any dispute relating to this Agreement the complaining party shall have the right to provide to the other party a written notice describing in reasonable detail the nature of the dispute. Following the delivery of the notice provided for in the immediately preceding sentence, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within 20 days, or a mutually agreed upon longer or shorter period of time (the "Negotiation Period"), then the dispute shall be resolved by submitting to binding arbitration pursuant to the Rules of the American Arbitration Association for Commercial Arbitration then in effect, The submission of the dispute to arbitration shall contain a statement of the initiating parties position as to the matter or matters in dispute and the remedy sought. The response shall contain a statement of the responding parties' positions as to the matter or matters in dispute, and any defenses the responding intends to assert in response to the demanding claims. Additionally, the response shall state any cross-complaint the responding party intends to assert in the arbitration, the cross-complainant's position as to the matter or matters in dispute, the amount of the claim, and the remedy sought. The Parties shall: (a) select an arbitrator who is unaffiliated with either party and, to the extent possible, experienced in arbitrating commercial real estate disputes; and (The fees and expenses of the Arbitrator shall be borne equally by the Members.

15.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.8 Headings; Construction. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Agreement of the term "including" and related terms such as "include" shall in all cases mean "without limitation." All references to "days" in this Agreement shall be construed to mean calendar days unless otherwise expressly provided and all references to "business days" shall be construed to mean days on which national banks are open for business.

15.9 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under this Agreement by the parties so failing to perform.

15.10 Partial Validity; Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or

unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.11 **No Third Party Beneficiaries**. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.

15.12 **Joint Product of Parties**. This Agreement is the result of arms-length negotiations between Seller and Buyer and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.

15.13 **Calculation of Time Periods**. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in Arizona or Arizona, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. (Arizona time).

15.14 **Procedure for Indemnity**. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

15.15 **Waiver of Jury Trial**. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.16 No Personal Liability. Notwithstanding anything stated to the contrary herein, Seller's liability under this Agreement shall be limited to Seller's interest in the Property and neither Seller, Seller's constituent partners and/or members (direct or indirect), Seller's asset manager, nor Seller's directors, employees or agents shall have any personal liability hereunder.

15.17 Joint and Several Liability. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of the individuals or entities who compose Buyer.

15.18 Additional Closing Procedures.

(a) **Closing Deliveries**. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that, upon the occurrence of a Postponing Event (as defined below) delivery of PDF signatures of executed Closing documents delivered via email to Buyer, Seller and/or Escrow Holder (and counsel to Buyer and Seller), as applicable, will be deemed duly delivered in accordance with the terms of this Agreement, other than the Deed.

(b) **Intentionally Deleted.**

(c) **Postponing Event**. Notwithstanding anything stated to the contrary in this Agreement, to the extent a Postponing Event has occurred on a Key Performance Date or the business day immediately prior to a Key Performance Date, such Key Performance Date shall automatically be extended until the date that is two (2) business days following a Postponing Event Cure and delivery of written notice by either Buyer or Seller to the other of such Postponing Event Cure. For purposes hereof, the terms below shall have the following definitions:

"**Postponing Event**" shall mean an event, development, condition or state of facts that: (a) prevents Federal Express and the United Parcel Service from being able to pick up packages from, or deliver packages to, Buyer, Seller, Escrow Holder or the applicable legal counsel of any of the foregoing, or (b) results in the closure of the Escrow Holder's or Title Company's offices; provided that it shall not be a Postponing Event if a replacement escrow agent within the same national title insurance company agrees to act as escrow agent pursuant to the terms of the Purchase Agreement at no additional cost or liability to either party no later than 10:00 a.m. on the date that such package is scheduled to be delivered to the party or 10:00 a.m. on the date of the closure of such office, or (c) the closing of the local recording office or the inability of the local recording office to record, and, in either case, the Title Company is unable or unwilling to issue the Title Policy under Section 4.2.3 of this Agreement.

"**Postponing Event Cure**" shall mean with respect to any Postponing Event (i) described in clause (a) of the definition thereof, the resumption of pick-up and overnight deliveries by any nationally recognized overnight courier, (ii) described in clause (b) of the definition thereof, the reopening of the Escrow Agent's and Title Company's offices, or (iii) described in clause (c) of the definition thereof, the reopening of such local recording office.

"**Key Performance Date**" shall mean, (x) with respect to clause (a) of the definition of "Postponing Event", the Closing Date or the business day prior to the Closing Date, and (y) with respect to all other clauses of the definition of "Postponing Events", the Closing Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

"BUYER"

NECTAR EQUITIES, LLC,
a Colorado limited liability company

By: [signature]
Name: Jordan Linton
Title: President

"SELLER"

CREXENDO BUSINESS SOLUTIONS, INC.,
an Arizona corporation

By: [signature]
Name: Doug Gaylor
Title: President + COO

"ESCROW HOLDER"

AGREED TO THIS ____
DAY OF __________, 2023,
AS TO PROVISIONS RELATING TO
ESCROW HOLDER:

____

By______________________________
Its______________________________

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

Lot 41, of HOHOKAM INDUSTRIAL PARK UNIT II, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 174 of Maps, Page 33.

EXHIBIT B

(Attached)

List Of Property to Be Excluded

All Furniture owned, leased, and used by Crexendo.

All telecom system reporting monitors and televisions.

All Inventory owned and sold by Crexendo along with inventory racking units.

All Crexendo signage.

All Data Center Equipment including racks, servers, routers, and hardware required for data center operations. EXCEPTIONS: Cooling Units, UPS Systems, Generators, Power Plants will all convey with building.

All temporary storage units owned by Crexendo and on site.

<u>EXHIBIT C</u>

LIST OF CONTRACTS

(Attached)

EXHIBIT D

FORM OF LEASE

EXHIBIT E

FORM OF DEED

When Recorded Return To:

____
____
____

SPECIAL WARRANTY DEED

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, **CREXENDO BUSINESS SOLUTIONS, INC.,** an Arizona corporation ("**Grantor**"), hereby conveys to _______________, a(n) ___________________ ("**Grantee**"), the following described property located in Maricopa County, Arizona (the "**Property**"):

> Lot 41, of HOHOKAM INDUSTRIAL PARK UNIT II, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 174 of Maps, Page 33.

together with all rights applicable and/or appurtenant to the Property;

SUBJECT TO taxes for the year of Closing and those matters set forth on **Exhibit A** attached hereto and incorporated herein.

AND THE GRANTOR hereby binds itself and its successors to warrant and defend the title against the acts of the Grantor and no other, subject to the matters set forth above.

IN WITNESS WHEREOF, the Grantor has caused this Special Warranty Deed to be executed this ____ day of ___________, 2023.

GRANTOR:

[ADD NOTARY BLOCK]

EXHIBIT F

FORM OF ASSIGNMENT OF CONTRACTS AND
BILL OF SALE

ASSIGNMENT OF CONTRACTS AND BILL OF SALE

This Assignment of Contracts and Bill of Sale (this "**Assignment**") is executed and delivered as of the ____ day of _________, 2023 (the "**Closing Date**") pursuant to that certain Purchase and Sale Agreement and Escrow Instructions ("**Agreement**") dated May ___, 2023, by and between Crexendo Business Solutions, Inc., an Arizona corporation ("**Seller**"), and _______________________, a ____________________ ("**Buyer**"), covering the real property described in Exhibit A attached hereto ("**Property**").

1. Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Buyer the following (the "**Personal Property**"):

(a) Tangible Personalty. All of Seller's right, title and interest, if any, in and to all the furniture, appliances, fixtures, equipment, supplies and other tangible personal property owned by Seller and currently used exclusively by Seller in the operation, repair and maintenance of the Property, other than the Excluded Property as defined in the Agreement; and

(b) Intangible Personalty. All the right, title and interest of Seller, if any, in and to assignable licenses and permits relating to the operation of the Property, assignable guaranties and warranties from any contractor, manufacturer or other person in connection with the construction or operation of the Property.

2. Assignment of Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Buyer, and Buyer hereby accepts as of the date hereof all of Seller's right, title and interest in and to the contracts and agreements described in Exhibit C attached hereto (the "**Contracts**").

3. Assumption. Buyer hereby assumes the obligations of Seller under the Contracts arising from and after the Closing Date, and shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe its obligations with respect to the Contracts thereafter.

4. Agreement Applies. Except as may otherwise be provided in the Agreement, the Contracts are being assigned and transferred, and the Personal Property is being transferred, to Buyer on an "as is," and "where is" basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, all as more particularly set forth in Section 11.1 of the Agreement, which Section shall be, and hereby is, incorporated herein by reference.

5. Counterparts. This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if all parties had signed the same signature page.

6. Attorneys' Fees. In any action between the parties to enforce any of the terms or provisions of this Assignment, the prevailing party in the action shall be entitled to recover from the non-prevailing party, in addition to damages, injunctive relief or other relief, and its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys' fees (including on appeal).

7. Merger. This Assignment and the Agreement contain the entire understanding between the parties relating to their subject matter. All prior and contemporaneous agreements and understandings, whether oral or written, are superseded by this Assignment and the Agreement. This Assignment may only be modified in writing executed by both Buyer and Seller. Nothing contained in this Assignment is intended to terminate or affect the validity of any of the representations or warranties contained in the Agreement.

8. Joint and Several Liability. All obligations and liabilities of Buyer under this Assignment shall be joint and several as to each of the individuals or entities who compose Buyer.

9. Miscellaneous. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successor-in-interest and assigns. If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected. This Assignment shall be construed in accordance with and governed by the laws of the State of Arizona. Nothing in this Assignment shall impair, limit or lessen any of the rights of the parties with respect to the provisions of the Agreement which were intended to survive the Closing Date. Nothing in this Assignment, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights or remedies.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.

SELLER:

____
a ______________________________

____

BUYER:

____
a ______________________________

____

EXHIBIT A

DESCRIPTION OF PROPERTY

Lot 41, of HOHOKAM INDUSTRIAL PARK UNIT II, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 174 of Maps, Page 33.

EXHIBIT G

FIRPTA CERTIFICATE

____________________ is the ____________________ of Crexendo Business Solutions, Inc., an Arizona corporation ("Seller").

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform ____ (the "Transferee") that withholding of tax is not required upon the disposition of a U.S. real property interest by (the "Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1. That the Transferor is the owner of the real property legally described on Exhibit A, attached hereto and incorporated herein.

2. The Transferor is not a non-resident alien for purposes of the U.S. income taxation (as such term is defined in the Internal Revenue Code and Income Tax Regulations).

3. The Transferor's U.S. taxpayer identification number (Social Security Number) is ____________________

4. The Transferor's address is: ____ ____.

5. The Transferor understands that this certification be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

UNDER PENALTIES OF PERJURY, I DECLARE THAT I HAVE EXAMINED THIS CERTIFICATION AND TO THE BEST OF MY KNOWLEDGE AND BELIEF IT IS TRUE, CORRECT AND COMPLETE, AND I FURTHER DECLARE THAT I HAVE AUTHORITY TO SIGN THIS DOCUMENT ON BEHALF OF THE TRANSFEROR.

TRANSFEROR:

Crexendo Business Solutions, Inc., an Arizona corporation

By: ____________________
Name: ____________________
Title: ____________________

[ADD NOTARY BLOCK]

Exhibit A

Legal Description

Lot 41, of HOHOKAM INDUSTRIAL PARK UNIT II, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 174 of Maps, Page 33.